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Exhibit 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7k1 Tel (905) 726-7493 Fax (905) 726-7167

PRESS RELEASE

MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2005

        November 9, 2005, Aurora, Ontario, Canada...Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the third quarter ended September 30, 2005.

	Three months ended September 30,		Nine months ended September 30,
	2005	2004(i)	2005	2004(i)
	(unaudited)
Revenues(ii)	$83,193	$94,997	$497,679	$570,873
Loss before interest, taxes, depreciation and amortization ("EBITDA")(ii)(iii)	$(25,053)	$(32,551)	$(10,294)	$(17,579)
Net loss from continuing operations(iii)	$(42,875)	$(51,289)	$(65,142)	$(57,291)
Net income (loss) from discontinued operations	$8,339	$964	$(418)	$2,608

Net loss	$(34,536)	$(50,325)	$(65,560)	$(54,683)

Diluted loss per share from continuing operations(iii)	$(0.40)	$(0.48)	$(0.61)	$(0.53)
Diluted earnings per share from discontinued operations	$0.08	$0.01	$—	$0.02

	$(0.32)	$(0.47)	$(0.61)	$(0.51)

(i)
Prior year results for the three and nine months ended September 30, 2004 have been restated to reflect only continuing operations, reporting Flamboro Downs, the sale of which was completed on October 19, 2005, and Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005, as discontinued operations.

(ii)
Revenues and EBITDA for the three and nine months ended September 30, 2005 and 2004 are from continuing operations only.

(iii)
Results for the nine month period ended September 30, 2004 include a non-cash write-down of long-lived assets of $26.7 million related to the redevelopments at Gulfstream Park and Laurel Park.

All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Tom Hodgson, President and Chief Executive Officer of MEC, remarked: "The third quarter has traditionally been our least profitable quarter given the seasonality of our business, but we have been able to improve EBITDA and reduce our net loss compared to the third quarter of 2004. These profit improvements reflect an improvement in both our continuing operations through cost reduction initiatives as well as our discontinued operations where we realized a $9.8 million gain on the sale of Maryland-Virginia Racing Circuit, Inc. Furthermore, we continue to execute on our Recapitalization Plan by selling non-strategic assets and reducing debt. We also look forward to the opening of our new casino at Remington Park in Oklahoma City later this month."

        Our financial results for the third quarter of 2005 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations but do not include the operations of Bay Meadows and Multnomah Greyhound Park which were included in the comparative results for the third quarter of 2004. Our financial results for the three and nine months ended September 30, 2004 have also been restated to reflect only continuing operations. Discontinued operations for the three and nine months ended September 30, 2005 and 2004 reflect the results of Flamboro Downs, the sale of which was completed October 19, 2005, and the Maryland-Virginia Racing Circuit, Inc., the sale of which was completed on September 30, 2005.

        Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year.

        Revenues for the third quarter and first nine months of 2005 decreased 12.4% to $83.2 million and decreased 12.8% to $497.7 million from the prior year comparable periods, respectively. The decreased revenues in the third quarter of 2005 are primarily attributable to the expiry of the leases at Bay Meadows and the Multnomah Greyhound Park, which combined accounted for $14.6 million in revenues in the third quarter of 2004. The decreased revenues for the first nine months of 2005 as compared to the prior year period also reflect the expiry of the leases at these two leased racetracks, which accounted for $50.4 million in revenues in the nine months ended September 30, 2004, as well as reduced revenues of $16.4 million from the sale of non-core real estate as compared to the prior year period.

        EBITDA from continuing operations was a loss of $25.1 million for the three months ended September 30, 2005, an improvement of $7.5 million compared to a loss of $32.6 million for the three months ended September 30, 2004. The improvement in EBITDA was primarily due to cost reductions in our European operations which resulted in an EBITDA improvement of $3.2 million in the current quarter, a reduction in predevelopment expenditures of $2.1 million in the current quarter and increased EBITDA of $2.1 million in our golf and other operations primarily due to revenue recognized under the golf course access fee agreements in the current quarter, which was not recognized until the fourth quarter of 2004 as the agreements were not entered into until November 2004.

        EBITDA from continuing operations was a loss of $10.3 million for the nine months ended September 30, 2005, an improvement of $7.3 million compared to a loss of $17.6 million for the nine months ended September 30, 2004. The improvement in EBITDA was primarily due to increased EBITDA of $17.6 million at our Florida operations with the non-cash write-down of long-lived assets of $26.3 million in 2004 being partially offset by lower revenues and higher costs in 2005 due to the disruption caused by the Gulfstream Park redevelopment and the 2005 live race meet being conducted out of temporary facilties, an EBITDA improvement of $6.9 million in our golf and other operations primarily due to the access fee revenue recognition as detailed above, a reduction in predevelopment expenses of $2.8 million and cost savings at corporate resulted in $1.2 million of increased EBITDA contribution. These improvements were partially offset by an EBITDA reduction in our California operations of $11.6 million with the expiry of the Bay Meadows lease and the change in the racing calendar at Golden Gate Fields whereby live race days were shifted from the first nine months of the year into the fourth quarter and a reduction in EBITDA of $9.6 million due to the sale of real estate in 2004.

        During the three months ended September 30, 2005, cash used for operations was $33.0 million, which has increased from $16.5 million in the three months ended September 30, 2004. Cash used in investing activities during the three months ended September 30, 2005 was $26.4 million, which included real estate property, fixed and other asset additions of $36.6 million, partially offset by cash provided by our discontinued operations of $9.4 million. Cash provided from financing activities in the three months ended September 30, 2005 of $49.6 million represents advances and long-term debt from our parent company of $56.0 million and $1.3 million of proceeds from bank indebtedness, partially offset by repayments of long-term debt of $7.7 million.

        The third quarter to date saw several important strategic developments, including:

  •
  On November 9, 2005, we announced that we had entered into a share purchase agreement with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millenium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millenium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc., and MEC Pennsylvania Racing, Inc., each MEC wholly-owned subsidiaries through which we currently own and operate The Meadows, our standardbred racetrack in Pennsylvania. The sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and certain other customary closing conditions. Under the terms of the share purchase agreement, Millenium-Oaktree will pay us $225.0 million and we will continue to manage the racing operations at The Meadows on behalf of Millenium-Oaktree pursuant to a minimum 5-year racing services agreement.

  •
  On November 3, 2005, we announced that one of our subsidiaries had entered into an agreement pursuant to which it will sell approximately 157 acres of its excess real estate located in Palm Beach County, Florida to Toll Bros, Inc., a Pennsylvania real estate development company for $51.0 million in cash. The proposed sale is subject to the completion of due diligence by the purchaser by February 28, 2006 and a closing by March 30, 2006.

  •
  On October 21, 2005, we announced that we had entered into an agreement with Forest City Enterprises, Inc. concerning the planned development of "The Village at Gulfstream Park™", a mixed-use development consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial uses on a portion of the Gulfstream Park property.

  •
  On October 19, 2005, we announced that we had completed the sale of all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary, which owned and operated Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery Gaming Corporation, located in Hamilton, Ontario, Canada. The purchaser, Great Canadian Gaming Corporation, paid aggregate consideration of Cdn. $50.0 million and US $23.6 million, in cash and by the assumption of ORI's existing debt.

  •
  On October 19, 2005, we announced that the capital budget for the redevelopment of Gulfstream Park had been increased to $171.5 million from the previously announced $145.0 million, subject to certain financing and additional loan amendments, including a loan of up to $13.5 million from BE&K, Inc., parent company of the general contractor for the Gulfstream Park construction project. The redevelopment project includes significant modifications and enhancements to the racing surfaces and stable areas, including a new, wider turf course, which has been completed and the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities. On October 24, 2005, South Florida was struck by Hurricane Wilma and Gulfstream Park sustained damage. We are continuing to assess the extent of the damage and the impact on the Gulfstream Park redevelopment project as a result of the hurricane.

  •
  On September 30, 2005, we announced the completion of the sale to Colonial Downs, L.P. of all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc., an indirect subsidiary which managed the operations of Colonial Downs, a thoroughbred and standardbred racetrack located in New Kent, Virginia pursuant to a management agreement. The $10.0 million purchase price was paid $6.8 million in cash on closing, net of transaction costs, and $3.0 million by way of a one-year interest bearing demand note.

  •
  On August 12, 2005, we announced that the Oklahoma Horse Racing Commission had formally approved the granting of a conditional racetrack gaming operator's license to our subsidiary, Remington Park, Inc. in Oklahoma City. Redevelopment efforts are well underway at Remington Park with the expectation of opening the casino facility in late November 2005.

  •
  On July 22, 2005, we announced that as part of our strategic plan, our Board of Directors had approved a Recapitalization Plan which is intended to recapitalize our balance sheet over the following 12 months through the sale of certain non-strategic assets. Proceeds realized from those asset sales will be applied to reduce debt. The Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at our racetracks and the possible raising of equity in 2006.

  •
  In connection with this Recapitalization Plan, on July 27, 2005 we entered into two new loan arrangements with MI Developments Inc. ("MID"). The first loan effectively replaced the existing $77.0 million construction loan commitment for The Meadows racetrack and slots facility in Pennsylvania with a loan for up to $34.2 million to fund the development, design and construction of an alternative gaming facility at Remington Park. The second loan is for a non-revolving bridge loan facility of up to $100.0 million.

  •
  Also on July 27, 2005, we amended and extended our $50.0 million senior secured revolving credit facility to July 31, 2006.

        MEC, North America's number one owner and operator of horse racetracks, based on revenues, develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

        We will hold a conference call to discuss our second quarter results on November 9, 2005 at 9:00 a.m. New York time. The number to use for this call is 1-800-289-6406. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 416-641-6680. The conference call will be chaired by Tom Hodgson, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

        This press release contains "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; projections, transactions, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; proposed divestitures, equity or debt financings and other transactions under our Recapitalization Plan; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2004 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For further information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(restated — note 2)		(restated — note 2)
Revenues
Racing
Gross wagering	$59,411	$71,604	$398,647	$451,819
Non-wagering	16,798	17,952	78,408	89,614

	76,209	89,556	477,055	541,433

Real estate and other
Sale of real estate	—	—	—	16,387
Golf and other	6,984	5,441	20,624	13,053

	6,984	5,441	20,624	29,440

	83,193	94,997	497,679	570,873

Costs and expenses
Racing
Purses, awards and other	36,877	42,240	246,441	273,708
Operating costs	48,615	57,891	192,083	208,997
General and administrative	14,820	16,337	46,725	46,737

	100,312	116,468	485,249	529,442

Real estate and other
Cost of real estate sold	—	—	—	6,762
Operating costs	4,666	4,440	13,432	12,012
General and administrative	298	1,125	1,010	1,747

	4,964	5,565	14,442	20,521

Predevelopment and other costs	3,465	5,614	9,294	12,143
Depreciation and amortization	9,921	10,149	29,246	27,303
Interest expense, net	8,935	5,889	24,099	15,949
Write-down of long-lived assets	—	—	—	26,685
Equity income	(495)	(99)	(1,012)	(339)

	127,102	143,586	561,318	631,704

Loss from continuing operations before income taxes	(43,909)	(48,589)	(63,639)	(60,831)
Income tax expense (recovery)	(1,034)	2,700	1,503	(3,540)

Net loss from continuing operations	(42,875)	(51,289)	(65,142)	(57,291)
Net income (loss) from discontinued operations	8,339	964	(418)	2,608

Net loss	(34,536)	(50,325)	(65,560)	(54,683)
Other comprehensive income (loss)
Foreign currency translation adjustment	2,041	5,402	(12,219)	(86)
Change in fair value of interest rate swap	149	177	406	622

Comprehensive loss	$(32,346)	$(44,746)	$(77,373)	$(54,147)

Earnings (loss) per share for Class A Subordinate Voting Stock or Class B Stock:
Basic and Diluted
Continuing operations	$(0.40)	$(0.48)	$(0.61)	$(0.53)
Discontinued operations	0.08	0.01	—	0.02

Total loss per share	$(0.32)	$(0.47)	$(0.61)	$(0.51)

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic and Diluted	107,359	107,345	107,355	107,316

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
		(restated — note 2)		(restated — note 2)
Cash provided from (used for):
Operating activities
Net loss from continuing operations	$(42,875)	$(51,289)	$(65,142)	$(57,291)
Items not involving current cash flows	13,114	9,545	27,403	38,728

	(29,761)	(41,744)	(37,739)	(18,563)
Changes in non-cash working capital	(3,258)	25,216	(11,139)	1,523

	(33,019)	(16,528)	(48,878)	(17,040)

Investing activities
Real estate property and fixed asset additions	(36,580)	(45,246)	(82,927)	(101,656)
Other asset disposals (additions)	13	(409)	(653)	(1,082)
Proceeds on disposal of real estate properties and fixed assets	772	488	4,403	17,095
Proceeds on real estate properties sold to a related party	—	—	1,400	—
Discontinued operations	9,399	(1,004)	8,868	2,824

	(26,396)	(46,171)	(68,909)	(82,819)

Financing activities
Net increase in bank indebtedness	1,300	25,000	800	27,000
Proceeds from advances and long-term debt with parent	56,004	—	76,100	—
Issuance of long-term debt	—	—	27,505	19,261
Repayment of long-term debt	(7,733)	(1,413)	(11,185)	(4,188)
Issuance of share capital	—	—	—	852

	49,571	23,587	93,220	42,925

Effect of exchange rate changes on cash and cash equivalents	596	1,788	160	812

Net decrease in cash and cash equivalents during the period	(9,248)	(37,324)	(24,407)	(56,122)
Cash and cash equivalents, beginning of period	44,846	76,804	60,005	95,602

Cash and cash equivalents, end of period	$35,598	$39,480	$35,598	$39,480

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	September 30, 2005	December 31, 2004
		(restated — note 2)
ASSETS
Current assets:
Cash and cash equivalents	$35,598	$60,005
Restricted cash	21,003	23,423
Accounts receivable	34,203	45,340
Income taxes receivable	—	1,540
Prepaid expenses and other	10,862	12,935
Discontinued operations	87,735	5,398

	189,401	148,641

Real estate properties, net	930,955	892,347
Fixed assets, net	47,446	50,213
Racing licenses	168,134	168,134
Other assets, net	14,076	14,793
Future tax assets	42,781	35,245
Discontinued operations	—	93,980

	$1,392,793	$1,403,353

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$28,300	$27,500
Accounts payable	84,076	88,789
Accrued salaries and wages	6,902	10,300
Customer deposits	2,225	2,905
Other accrued liabilities	14,669	26,937
Income taxes payable	491	—
Long-term debt due within one year	16,244	13,401
Due to parent	45,664	—
Deferred revenue	9,176	16,974
Discontinued operations	64,223	8,867

	271,970	195,673

Long-term debt	210,006	202,495
Long-term debt due to parent	56,892	23,408
Convertible subordinated notes	220,074	219,257
Other long-term liabilities	11,493	11,919
Future tax liabilities	120,305	114,923
Discontinued operations	—	56,998

	890,740	824,673

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2005 — 48,893, 2004 — 48,879)	318,088	318,003
Class B Stock (issued: 2005 and 2004 — 58,466)	394,094	394,094
Contributed surplus	17,943	17,282
Deficit	(269,214)	(203,654)
Accumulated comprehensive income	41,142	52,955

	502,053	578,680

	$1,392,793	$1,403,353

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures)

1.     Summary of Significant Accounting Policies

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is typically earned in the first quarter of each year.

  Impact of Recently Issued Accounting Standards

  Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

  On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of SFAS 123. Statement 123(R) supersedes APB Opinion No. 25 ("APB 25") and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in SFAS 123, however, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative.

  As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro-forma net loss and loss per share in the unaudited consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Statement 123(R) must be adopted no later than January 1, 2006. The Company is currently reviewing the Statement, but has not yet determined the methodology it will follow for implementation, or the impact on the Company's financial statements.

  Comparative Amounts

  Certain of the prior year amounts have been adjusted to reflect discontinued operations (see note 2).

2.     Discontinued Operations

  (a)
  On August 16, 2005, the Company and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary of the Company. ORI owns and operates Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery and Gaming Corporation, located in Hamilton, Ontario, Canada. Required regulatory approval for the sale transaction was obtained on October 17, 2005 and the Company completed the transaction on October 19, 2005. On closing, GCGC paid Cdn. $50.0 million and US $23.6 million, in cash and assumed ORI's existing debt.

    As required under U.S. GAAP, the Company's long-lived assets and racing licenses are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The sale transaction described above established fair values of certain assets of Flamboro Downs and accordingly, the Company performed impairment testing of these assets. Based on this analysis, the Company recognized a non-cash impairment loss of $12.3 million before income taxes or $10.0 million after income taxes of Flamboro Downs' racing license in the nine months ended September 30, 2005.

  (b)
  On August 18, 2005, three subsidiaries of the Company entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC is an indirect subsidiary of the Company that manages the operations of Colonial Downs, a thoroughbred and standardbred horserace track located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Required regulatory approval for the sale transaction was obtained on September 28, 2005 and the Company completed the transaction on September 30, 2005. On closing, the Company received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million. Colonial LP will also pay MVRC's prorated management fee for 2005.

  (c)
  The Company's results of operations related to discontinued operations for the three and nine months ended September 30, 2005 and 2004 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$7,377	$7,278	$21,256	$21,716
Costs and expenses	5,750	5,076	15,883	15,190

	1,627	2,202	5,373	6,526
Depreciation and amortization	248	225	738	649
Interest expense, net	614	585	1,868	1,788
Write-down of racing license	—	—	12,290	—

Income (loss) before gain on disposition	765	1,392	(9,523)	4,089
Gain on disposition	9,837	—	9,837	—

Income before income taxes	10,602	1,392	314	4,089
Income tax expense	2,263	428	732	1,481

Net income (loss)	$8,339	$964	$(418)	$2,608

    The Company's assets and liabilities related to discontinued operations as at September 30, 2005 and December 31, 2004 are shown below. All assets and liabilities relating to discontinued operations have been classified as current at September 30, 2005 as the transactions described in sections (a) and (b) above closed between September 30, 2005 and October 19, 2005 and all consideration for these transactions has been received.

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$979	$636
Restricted cash	3,015	2,055
Accounts receivable	1,402	2,315
Income taxes receivable	—	258
Prepaid expenses and other	313	134
Real estate properties, net	19,835	—
Fixed assets, net	1,281	—
Racing licenses	60,910	—

	87,735	5,398

Real estate properties, net	—	19,896
Fixed assets, net	—	1,325
Racing licenses	—	72,759

	—	93,980

	$87,735	$99,378

LIABILITIES
Current liabilities:
Accounts payable	$3,121	$2,901
Accrued salaries and wages	63	6
Other accrued liabilities	856	621
Income taxes payable	2,170	—
Long-term debt due within one year	6,890	4,362
Deferred revenue	845	977
Long-term debt	35,909	—
Future tax liabilities	14,369	—

	64,223	8,867

Long-term debt	—	39,003
Future tax liabilities	—	17,995

	—	56,998

	$64,223	$65,865

3.     Income Taxes

  In accordance with U.S. GAAP, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to the loss before income taxes for the three and nine months ended September 30, 2005 and 2004. The income tax expense for the nine months ended September 30, 2005 represents primarily income tax expense recognized from the Company's Canadian operations and in certain U.S. operations that are not included in the Company's U.S. consolidated income tax return. The income tax benefit for the nine months ended September 30, 2004 represents a reduction in enacted income tax rates in Austria, which resulted in a revaluation of the Company's European net future tax liabilities, partially offset by income tax expense recognized from the Company's Canadian operations and in certain U.S. operations that are not included in the Company's U.S. consolidated income tax return.

4.     Bank Indebtedness

  On July 27, 2005, the Company amended and extended its $50.0 million senior revolving credit facility to July 31, 2006. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company. At September 30, 2005, the Company had borrowings under the facility of $28.3 million (December 31, 2004 — $27.5 million) and had issued letters of credit totaling $21.1 million (December 31, 2004 — $21.9 million) under the credit facility, such that $0.6 million was unused and available.

  The loans under the facility bear interest at either the U.S. Base rate plus 3% or the London Interbank Offered Rate ("LIBOR") plus 4%. The weighted average interest rate on the loans outstanding under the credit facility as at September 30, 2005 was 8.7% (December 31, 2004 — 6.0%).

  In accordance with the terms of the senior secured revolving credit facility and the Company's bridge loan agreement with MI Developments Inc. ("MID") (see note 6 (a)), the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility have agreed in principle to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales and the execution of definitive agreements for such amendments.

5.     Long-term Debt

  (a)
  On February 18, 2005, one of the Company's Canadian subsidiaries entered into a financing arrangement, which is secured by an assignment of a portion of the future amounts receivable under the Magna Golf Club access agreement. The Company received proceeds of $11.1 million (Cdn. $13.7 million) that is repayable in three annual installments of Cdn. $5.0 million commencing January 1, 2006 until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.08%.

  (b)
  On April 5, 2005, one of the Company's Canadian subsidiaries entered into a loan agreement, which is secured by an assignment of the future amounts receivable under the Magna Golf Club access agreement for the years 2009 through 2014. The Company received proceeds of $16.9 million (Cdn. $20.5 million) that is repayable in six annual installments of Cdn. $5.0 million commencing January 1, 2009 until the last installment has been made in 2014. The loan bears interest at a rate of 6.36% per annum.

6.     Transactions with Related Parties

  (a)
  In July 2005, a subsidiary of the Company's parent company, MID provided to the Company a non-revolving bridge loan facility of up to $100.0 million. $50.0 million was available to the Company as of the closing of the bridge loan, with a second tranche of $25.0 million made available to the Company on October 17, 2005 and a third tranche of $25.0 million will be made available on or after January 16, 2006, subject to certain conditions, including the Company's compliance with, and continuation of the Recapitalization Plan. The bridge loan terminates on August 31, 2006. An arrangement fee of $1.0 million was paid on closing, a second arrangement fee of $0.5 million was paid when the second tranche was made available to the Company and an additional arrangement fee of $0.5 million is payable on the date on which any or all of the third tranche of the loan is made available to the Company. There is a commitment fee of 1.0% per year on the undrawn portion of the $100.0 million maximum amount of the loan commitment, payable quarterly in arrears. At the Company's option, the loan bears interest either at: (1) floating rate, with annual interest equal to the greater of (a) U.S. Base Rate, as announced from time to time, plus 5.5% and (b) 9.0% (with interest in each case payable monthly in arrears); or (2) fixed rate with annual interest equal to the greater of: (a) LIBOR plus 6.5% and (b) 9.0%, subject to certain conditions. The bridge loan may be repaid at any time, in whole or in part, without penalty. The bridge loan requires that the net proceeds of any equity offering by the Company be used to reduce outstanding indebtedness under the bridge loan, subject to specified amounts required to be paid to reduce other indebtedness. Also, subject to specified exceptions, the proceeds of any debt offering or asset sale must be used to reduce outstanding indebtedness under the bridge loan or other specified indebtedness. The bridge loan is secured by substantially all of the assets of the Company and guaranteed by certain subsidiaries of the Company. The guarantees are secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream project financing (see note 6 (b)), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, the Company has pledged the shares and licenses of certain subsidiaries (or provided negative pledges where a pledge is not available due to regulatory constraints or due to a prior pledge to an existing third party lender). As security for the loan, the Company has also assigned all inter-company loans made between the Company and its subsidiaries and all insurance proceeds to the lender, and took out title insurance for all real property subject to registered security. The bridge loan is cross-defaulted to all other obligations of the Company and its subsidiaries to the lender and to the Company's other principal indebtedness. The security over the lands owned by The Meadows may be subordinated to new third party financings of up to U.S. $200.0 million for the redevelopment of The Meadows. During the nine months ended September 30, 2005, $48.1 million was advanced on this bridge loan, such that at September 30, 2005, $48.1 million was outstanding under the bridge loan. Net loan origination expenses of $2.4 million have been recorded as a reduction of the outstanding bridge loan balance. The bridge loan balance is being accreted to its face value over the term to maturity.

  Subsequent to September 30, 2005, the Company and MID reached an agreement in principle to amend the bridge loan agreement to provide that (i) the Company place up to $13.0 million from the Flamboro Downs sale proceeds into escrow with MID for future Gulfstream Park construction costs, (ii) MID waive its negative pledge over the Company's land in Ocala, Florida, (iii) Gulfstream Park enter into a definitive agreement with BE&K, Inc., for debt financing of $13.5 million to be used to pay for construction costs for the Gulfstream Park construction project (see note 11), (iv) the Company will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan, and (v) in the event that the Company does not enter into definitive agreements prior to December 1, 2005 to sell certain additional assets or repay the full balance of the bridge loan by January 15, 2006, MID will be granted mortgages on certain additional properties owned by the Company. Upon the closing of the sale of certain assets, the Company will also be required to put into escrow with MID, the amount required to pre-pay the loan from BE&K, Inc.

  In accordance with the terms of the senior secured revolving credit facility and the bridge loan agreement, the Company was required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both MID and the lender under the senior secured revolving credit facility have agreed in principle to mutually waive this repayment requirement, subject to certain other amendments, including provisions for repayment upon closing of certain future asset sales and the execution of definitive agreements for such amendments.

  (b)
  In December 2004, certain of the Company's subsidiaries entered into a $115.0 million project financing arrangement with MID for the reconstruction of facilities at Gulfstream Park. This project financing arrangement was amended on July 27, 2005 in connection with the Remington Park loan as described in (c) below. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly (September 30, 2005 — 7.1%). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions. The loan is guaranteed by the Company's subsidiaries that own and operate The Meadows, Remington Park and the Palm Meadows training center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park, Palm Meadows and The Meadows and over all other assets of Gulfstream Park, Remington Park, Palm Meadows and The Meadows, excluding licenses and permits. During the nine months ended September 30, 2005, $34.1 million was advanced on this loan, such that at September 30, 2005, $60.5 million was outstanding under the Gulfstream Park loan, which includes $2.3 million of accrued interest. Net loan origination expenses of $3.4 million have been recorded as a reduction of the outstanding loan balance. The loan balance is being accreted to its face value over the term to maturity.

  (c)
  In July 2005, the Company's subsidiary that owns and operates Remington Park entered into a $34.2 million project financing arrangement with MID for the build-out of an alternative gaming facility at Remington Park. Advances under the loan are made by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the alternative gaming facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Remington Park alternative gaming facility is late November 2005. Prior to the completion date, amounts outstanding under the loan bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the loan bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest will be deferred. Commencing January 1, 2007, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Following the completion of the alternative gaming facility, certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Park construction loan. The loan is secured by all assets of Remington Park, excluding licenses and permits, and is guaranteed by the Company (until the alternative gaming facility is completed) and the Company's subsidiaries that own Gulfstream Park and the Palm Meadows training facility. The loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows training center and contains cross-guarantee, cross-default and cross-collateralization provisions. As at September 30, 2005, no advances have been made under the loan. Net loan origination expenses of $1.2 million have been incurred and once the facility is drawn upon, those expenses will be recorded as a reduction of the outstanding loan balance and the loan balance will be accreted to its face value over the term to maturity.

  (d)
  On August 5, 2005, a subsidiary of the Company extended its option agreement with MID to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan to November 15, 2005.

  (e)
  During the nine months ended September 30, 2005, a wholly-owned subsidiary of the Company sold to Mr. Frank Stronach, the Chairman of the Board and a Director of the Company, two housing lots and a housing unit. These sales were in the normal course of operations of the Company and the total sales price for these properties was $1.4 million. The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution to equity.

7.     Capital Stock and Long-term Incentive Plan

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the nine months ended September 30, 2005 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097
Issued under the Long-term Incentive Plan	14	85	—	—	14	85

Issued and outstanding at March 31, 2005, June 30, 2005 and September 30, 2005	48,893	$318,088	58,466	$394,094	107,359	$712,182

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended September 30, 2005, no shares were issued under the Plan and during the nine months ended September 30, 2005, 14,175 shares were issued under the Plan. During the three months ended September 30, 2004, no shares were issued under the Plan and during the nine months ended September 30, 2004, 199,000 shares were issued under the Plan, including 175,000 shares issued on the exercise of stock options.

    During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which will award performance shares of Class A Subordinate Voting Stock as contemplated under the Plan in 2005. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards is based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vest over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution date is on or about March 31, 2006 and the second distribution date is on or about March 31, 2007. During the three and nine months ended September 30, 2005, nil and 210,122 (three and nine months ended September 30, 2004 — nil) performance share awards, respectively, were granted under the Plan with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share. At September 30, 2005, there were 123,219 performance share awards vested with a weighted average grant-date market value of either US $6.26 or Cdn. $7.61 per share.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option is as follows (number of shares subject to option in the following table are expressed in whole numbers and have not been rounded to the nearest thousand):

	Shares Subject to Option		Weighted Average Exercise Price
	2005	2004	2005	2004
Balance, at January 1	4,500,500	4,841,500	$6.18	$6.14
Granted	490,000	150,000	6.40	6.33
Exercised	—	(175,000)	—	4.87
Forfeited(i)	(145,000)	(144,000)	6.76	6.94

Balance, at March 31	4,845,500	4,672,500	$6.19	$6.16
Granted	155,000	—	6.70	—
Forfeited(i)	(88,000)	—	7.32	—

Balance, at June 30	4,912,500	4,672,500	$6.18	$6.16
Granted	—	50,000	—	6.64
Forfeited(i)	(150,000)	(100,000)	8.08	6.13

Balance, at September 30	4,762,500	4,622,500	$6.12	$6.17

    (i)
    For the three and nine months ended September 30, 2005, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited in the three and nine months ended September 30, 2005 were subsequently reissued.

    At September 30, 2005, the 4,762,500 stock options outstanding had exercise prices ranging from $3.91 to $7.00 per share and a weighted average exercise price of $6.12 per share.

    At September 30, 2005, there were 4,038,715 options exercisable with a weighted average exercise price of $6.05 per share.

    Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), Accounting and Disclosure of Stock-Based Compensation, provides companies an alternative to accounting for stock-based compensation as prescribed under APB 25. SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income (loss) and earnings (loss) per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

    During the nine months ended September 30, 2005, 645,000 (nine months ended September 30, 2004 — 200,000) stock options were granted with an average fair value of $2.90 (September 30, 2004 — $2.38) per option.

    The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Risk free interest rate	n/a	3.0%	3.9%	3.0%
Dividend yields	n/a	0.84%	—	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	n/a	0.562	0.549	0.574
Weighted average expected life (years)	n/a	4.00	4.00	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net loss, as reported	$(34,536)	$(50,325)	$(65,560)	$(54,683)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(15)	(260)	(611)	(752)

Pro-forma net loss	$(34,551)	$(50,585)	$(66,171)	$(55,435)

Loss per share
Basic — as reported	$(0.32)	$(0.47)	$(0.61)	$(0.51)
Basic — pro-forma	$(0.32)	$(0.47)	$(0.62)	$(0.52)

Diluted — as reported	$(0.32)	$(0.47)	$(0.61)	$(0.51)
Diluted — pro-forma	$(0.32)	$(0.47)	$(0.62)	$(0.52)

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options, performance share awards and convertible subordinated notes issued and outstanding as at September 30, 2005 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at September 30, 2005	48,893
Class B Stock outstanding at September 30, 2005	58,466
Options to purchase Class A Subordinate Voting Stock	4,763
Performance share awards of Class A Subordinate Voting Stock	210
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,432

8.     Loss Per Share

  The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Net loss from continuing operations	$(42,875)	$(51,289)	$(65,142)	$(57,291)
Net income (loss) from discontinued operations	8,339	964	(418)	2,608

Net loss	(34,536)	(50,325)	(65,560)	(54,683)
Interest, net of related tax, on convertible subordinated notes	—	—	—	—

	$(34,536)	$(50,325)	$(65,560)	$(54,683)

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,893	48,879	48,889	48,850
Class B Stock	58,466	58,466	58,466	58,466

	107,359	107,345	107,355	107,316

Earnings (loss) per share
Continuing operations	$(0.40)	$(0.48)	$(0.61)	$(0.53)
Discontinued operations	0.08	0.01	—	0.02

Total loss per share	$(0.32)	$(0.47)	$(0.61)	$(0.51)

  For the three and nine months ended September 30, 2005, as a result of the net loss, options to purchase 4,762,500 shares, notes convertible into 30,100,124 shares and 210,122 performance share awards have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  For the three and nine months ended September 30, 2004, as a result of the net loss, options to purchase 4,622,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

9.     Commitments and Contingencies

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company has letters of credit issued with various financial institutions of $4.6 million to guarantee various construction projects related to activities of the Company. These letters of credit are secured by cash deposits of the Company. The Company also has letters of credit issued under its senior revolving credit facility of $21.1 million.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activities of its subsidiaries. As of September 30, 2005, these indemnities amounted to $4.4 million with expiration dates through September 30, 2006.

  (e)
  Contractual commitments outstanding at September 30, 2005, which related to construction and development projects, amounted to approximately $63.0 million.

  (f)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, and expired on April 30, 2005, however both parties continue to informally operate under its terms until a new agreement can be finalized.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

  (g)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. ("Forest City") and various affiliates of the Company, anticipating the ownership and development of a portion of the Gulfstream Park racetrack property. Forest City has paid $2.0 million to the Company in consideration for its right to work exclusively with the Company on this project. This deposit has been included in other accrued liabilities on the Company's consolidated balance sheets. In May 2005, a Limited Liability Company Agreement was entered into with Forest City concerning the planned development of "The Village at Gulfstream Park™", which was not effective until approved by the Company's Board of Directors. On October 21, 2005, the Company and Forest City amended and restated the Limited Liability Company Agreement so that, among other things, the condition to effectiveness was removed. The Limited Liability Company Agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial uses on a portion of the Gulfstream Park property. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. The $2.0 million deposit received to date from Forest City shall constitute the final $2.0 million of the initial capital contribution. The Company is obligated to contribute 50% of any and all equity amounts in excess of $15.0 million as and when needed, however, to September 30, 2005, the Company has not made any such contributions. In the event the development does not proceed, the Company may have an obligation to fund a portion of those pre-development costs incurred to that point in time. The Limited Liability Company Agreement further contemplates additional agreements, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement to be executed in due course and upon satisfaction of certain conditions.

  (h)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and certain affiliates of the Company to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company agreed to fund 50% of approved pre-development costs in accordance with a preliminary business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005, which has been extended by mutual agreement of the parties to November 30, 2005. To date, the Company has expended approximately $1.6 million of this initiative, of which $1.2 million was paid during the nine months ended September 30, 2005. These amounts have been recorded as other assets on the Company's consolidated balance sheets. The Company is continuing to explore these developmental opportunities, but to September 30, 2005 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible to fund additional costs, however to September 30, 2005, the Company has not made any such payments.

10.   Segment Information

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (7) Technology operations include XpressBet®, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment include costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The following summary presents key information about reported segments for the three and nine months ended September 30, 2005 and 2004:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues
California operations(i)	$7,968	$20,568	$155,900	$216,730
Florida operations	181	85	72,771	79,022
Maryland operations	17,950	18,723	84,321	80,503
Southern U.S. operations	17,587	18,758	66,372	70,565
Northern U.S. operations(ii)	24,339	24,453	70,837	72,615
European operations	3,183	1,985	8,138	4,347
Technology operations	5,429	5,300	25,721	23,808

	76,637	89,872	484,060	547,590
Corporate and other	28	180	112	689
Eliminations	(456)	(496)	(7,117)	(6,846)

Total racing operations	76,209	89,556	477,055	541,433

Sale of real estate	—	—	—	16,387
Golf and other	6,984	5,441	20,624	13,053

Total real estate and other operations	6,984	5,441	20,624	29,440

Total revenues	$83,193	$94,997	$497,679	$570,873

Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations(i)	$(5,702)	$(5,156)	$12,251	$23,893
Florida operations(iii)	(3,461)	(2,592)	3,274	(14,289)
Maryland operations(iii)	(1,764)	(1,741)	7,207	7,132
Southern U.S. operations	(1,096)	(820)	3,682	3,818
Northern U.S. operations(ii)	1,124	(493)	200	(826)
European operations	(4,539)	(7,768)	(14,448)	(14,559)
Technology operations	(2,253)	(1,743)	(1,854)	(786)

	(17,691)	(20,313)	10,312	4,383
Corporate and other	(5,917)	(6,500)	(17,494)	(18,738)
Predevelopment costs	(3,465)	(5,614)	(9,294)	(12,143)

Total racing operations	(27,073)	(32,427)	(16,476)	(26,498)

Sale of real estate	—	—	—	9,625
Golf and other	2,020	(124)	6,182	(706)

Total real estate and other operations	2,020	(124)	6,182	8,919

Total EBITDA	$(25,053)	$(32,551)	$(10,294)	$(17,579)

    (i)
    For the three and nine months ended September 30, 2004, the California operations segment included the operations of Bay Meadows, the facility lease for which expired on December 31, 2004. Bay Meadows' revenues were $12.9 million and $47.2 million and earnings before interest, income taxes, depreciation and amortization were $0.7 million and $4.2 million, respectively, for the three and nine months ended September 30, 2004.

    (ii)
    For the three and nine months ended September 30, 2004, the Northern U.S. operations segment included the operations of Multnomah Greyhound Park in Portland, Oregon, the facility lease for which expired on December 31, 2004. Multnomah Greyhound Park's revenues were $1.7 million and $3.2 million and loss before interest, income taxes, depreciation and amortization was $0.5 million and $1.5 million, respectively, for the three and nine months ended September 30, 2004.

    (iii)
    For the nine months ended September 30, 2004, the Florida operations segment included a non-cash write-down of long-lived assets of $26.3 million and the Maryland operations segment included a non-cash write-down of long-lived assets of $0.4 million.

	September 30, 2005	December 31, 2004
Total Assets
California operations	$279,512	$310,026
Florida operations	256,975	205,149
Maryland operations	184,015	167,677
Southern U.S. operations	110,246	105,024
Northern U.S. operations	124,209	119,973
European operations	134,916	176,906
Technology operations	18,464	15,439

	1,108,337	1,100,194
Corporate and other	83,705	74,523

Total racing operations	1,192,042	1,174,717

Non-Core Real Estate	2,498	2,512
Golf and other	110,518	126,746

Total real estate and other operations	113,016	129,258

Total assets from continuing operations	1,305,058	1,303,975
Total assets from discontinued operations	87,735	99,378

Total assets	$1,392,793	$1,403,353

  Reconciliation of EBITDA to Net Loss

	Three months ended September 30, 2005
	Racing Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$(27,073)	$2,020	$(25,053)
Interest expense, net	8,553	382	8,935
Depreciation and amortization	9,167	754	9,921

Income (loss) from continuing operations before income taxes	$(44,793)	$884	(43,909)
Income tax recovery			(1,034)

Net loss from continuing operations			(42,875)
Net income from discontinued operations			8,339

Net loss			$(34,536)

	Three months ended September 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$(32,427)	$(124)	$(32,551)
Interest expense (income), net	6,244	(355)	5,889
Depreciation and amortization	9,390	759	10,149

Loss from continuing operations before income taxes	$(48,061)	$(528)	(48,589)
Income tax expense			2,700

Net loss from continuing operations			(51,289)
Net income from discontinued operations			964

Net loss			$(50,325)

	Nine months ended September 30, 2005
	Racing Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$(16,476)	$6,182	$(10,294)
Interest expense, net	23,367	732	24,099
Depreciation and amortization	26,941	2,305	29,246

Income (loss) from continuing operations before income taxes	$(66,784)	$3,145	(63,639)
Income tax expense			1,503

Net loss from continuing operations			(65,142)
Net loss from discontinued operations			(418)

Net loss			$(65,560)

	Nine months ended September 30, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA from continuing operations	$(26,498)	$8,919	$(17,579)
Interest expense (income), net	17,000	(1,051)	15,949
Depreciation and amortization	25,084	2,219	27,303

Income (loss) from continuing operations before income taxes	$(68,582)	$7,751	(60,831)
Income tax recovery			(3,540)

Net loss from continuing operations			(57,291)
Net income from discontinued operations			2,608

Net loss			$(54,683)

11.   Subsequent Events

  (a)
  On October 19, 2005, the Company announced that it was increasing the capital budget for the redevelopment of Gulfstream Park from the previously announced $145.0 million to $171.5 million. The project is being partially financed through a $115.0 million construction loan from MID. The most significant portion of the budget increase relates to the construction of the clubhouse as a result of additional material and labor costs, changes in scope and damage and delays resulting from recent hurricanes. Funding for the additional construction costs at Gulfstream Park will be provided pursuant to a loan of up to $13.5 million from BE&K, Inc., the parent company of Suitt Construction Co. Inc., the general contractor for the Gulfstream Park redevelopment project and from the Company's general corporate funds, including the net proceeds from the sale of Flamboro Downs. A subsidiary of the Company, which owns Gulfstream Park, and BE&K, Inc. have signed a term sheet setting forth the terms of the proposed construction loan and are currently negotiating definitive documentation, which is expected to be finalized in November 2005. As security for the loan from BE&K, Inc., certain of the Company's subsidiaries that own land in Ocala, Florida will provide a guarantee to BE&K, Inc., which will be secured by a mortgage over the land in Ocala.

  (b)
  On October 24, 2005, South Florida was struck by Hurricane Wilma and Gulfstream Park sustained damage. The Company is continuing to assess the extent of the damage and the impact on the Gulfstream Park redevelopment project due to the hurricane.

  (c)
  On November 3, 2005, the Company announced that one of its subsidiaries that owns approximately 157 acres of excess real estate in Palm Beach County, Florida had entered into an agreement to sell the real property to Toll Bros, Inc., a Pennsylvania real estate development company for $51.0 million in cash. The proposed sale is subject to the completion of due diligence by the purchaser by February 28, 2006 and a closing by March 30, 2006.

  (d)
  On November 9, 2005, the Company announced that it had entered into a share purchase agreement with PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc. and a fund managed by Oaktree Capital Management, LLC ("Oaktree" and together, with PA Meadows, LLC, "Millennium-Oaktree"), providing for the acquisition by Millennium-Oaktree of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each wholly-owned subsidiaries of the Company, through which the Company currently owns and operates The Meadows, a standardbred racetrack in Pennsylvania. The sale is scheduled to close following receipt of approval from the Pennsylvania Harness Racing Commission, receipt by The Meadows of a Conditional Category 1 slot license pursuant to the Pennsylvania Race Horse Development and Gaming Act, and certain other customary closing conditions. Under the terms of the share purchase agreement, Millennium-Oaktree will pay the Company $225.0 million and the Company will continue to manage the racing operations at The Meadows on behalf of Millennium-Oaktree pursuant to a minimum 5-year racing services agreement. The purchase price is payable in cash at closing, subject to a holdback amount of $39.0 million, which will be released over time in accordance with the terms of the share purchase agreement.

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Exhibit 99.1
PRESS RELEASE MAGNA ENTERTAINMENT CORP. ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005
MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (U.S. dollars in thousands, except per share figures)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)
MAGNA ENTERTAINMENT CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (all amounts in U.S. dollars unless otherwise noted and all tabular amounts in thousands, except per share figures)